Exhibit 99.1

Liberty Bancorp, Inc. Announces Financial Results for the Quarter Ended December 31, 2007

LIBERTY, Mo.--(BUSINESS WIRE)--Liberty Bancorp, Inc. (NASDAQ: LBCP) announced today net earnings for the quarter ended December 31, 2007 of $532,000, or $.12 per diluted share, compared to net earnings of $560,000, or $.12 per diluted share, for the quarter ended December 31, 2006. Liberty Bancorp, Inc. conducts substantially all of its operations through its wholly owned subsidiary, BankLiberty.

Net earnings decreased by $28,000 for the three-month period ended December 31, 2007 as compared to the same period in 2006 due to lower net interest income, a higher provision for loan losses and higher noninterest expense, partially offset by higher noninterest income and lower income tax expense.

Net interest income remained virtually the same for the three-month period ended December 31, 2007 as compared to the same period last year. A lower interest rate spread was offset by a higher level of interest-earning assets. The provision for loan losses increased to $180,000 for the three-month period ended December 31, 2007 as compared to $32,000 for the three-month period ended December 31, 2006. Noninterest expense increased to $2.1 million for the three-month period ended December 31, 2007 as compared to $2.0 million for the three-month period ended December 31, 2006 due primarily to higher expenses for compensation, equipment and data processing, partially offset primarily by a decrease in net expenses from operations from foreclosed real estate and advertising expenses.

Total assets increased $5.9 million to $339.1 million as of December 31, 2007 as compared to total assets of $333.2 million as of September 30, 2007. Stockholders’ equity decreased by $2.5 million during the first three months of fiscal 2008 due to the repurchase of common stock, partially offset by increases in net earnings and unrealized gains, net of taxes on investments.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri with six additional retail banking facilities in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

LIBERTY BANCORP, INC. Financial Highlights (Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2007	September 30, 2007
ASSETS
Cash and cash equivalents	$ 10,913	$ 9,042
Securities	48,884	49,514
Loans and mortgage-backed securities	255,257	252,304
Other assets	24,058	22,326

Total Assets	$ 339,112	$ 333,186

LIABILITIES
Deposits	$ 239,168	$ 252,305
FHLB advances	49,650	26,430
Other liabilities	2,577	4,256

Total Liabilities	291,395	282,991
Total Stockholders' Equity	47,717	50,195
Total Liabilities & Stockholders' Equity	$ 339,112	$ 333,186

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended
	December 31,
	2007	2006
Interest income	$ 5,474	$ 4,876
Interest expense	2,942	2,333
Net interest income	2,532	2,543
Provision for loan losses	180	32
Net interest income after provision for loan losses	2,352	2,511
Total noninterest income	478	330
Total noninterest expense	2,072	1,966
Earnings before income taxes	758	875
Income taxes	226	315
Net Earnings	$ 532	$ 560
Basic and diluted earnings per share	$ .12	$ .12

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer